Exhibit 99.2

Dunkin’ Brands Announces Third Quarter Cash Dividend

CANTON, Mass. (August 1, 2019) – Dunkin’ Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin’ and Baskin-Robbins, today announced that its Board of Directors has declared a quarterly cash dividend to shareholders. The dividend of $0.3750 per share of common stock is payable on September 12, 2019 to shareholders of record as of the close of business on September 3, 2019.

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About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2019, Dunkin' Brands' 100 percent franchised business model included 12,900 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Michelle King (Media)
Sr. Director, IR & Competitive Intelligence	Sr. Director, Global Public Relations
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	michelle.king@dunkinbrands.com
781-737-3200	781-737-5200